Exhibit 99.2

RAYMOND JAMES®

June 7, 2017

Board of Directors

Cornerstone Bancorp

1670 East Main Street

Easley, South Carolina 29642

Members of the Board:

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter, delivered to the Board of Directors of Cornerstone Bancorp and dated April 11, 2017, in the joint Prospectus/Proxy Statement of First Community Corporation and Cornerstone Bancorp, which is part of the Registration Statement on Form S-4 of First Community Corporation, and to the references to our firm in such Prospectus/ Proxy Statement. Raymond James further consents to the attachment of the Opinion Letter as Appendix C to the Prospectus/ Proxy Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Raymond James & Associates, Inc.

Raymond James & Associates, Inc.

880 Carillon Parkway // St. Petersburg, FL 33716

T 727.567.1000 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC